UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 31, 2013

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Menorat Hamaor St. Tel Aviv, Israel	67448
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-3-691-7691

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2013, InspireMD Ltd. (“InspireMD”), a wholly-owned subsidiary of InspireMD, Inc., entered into a master services agreement (the “Services Agreement”) with Medpace, Inc. (“Medpace”), pursuant to which Medpace will perform certain services related to the management and execution of clinical trials involving InspireMD’s medical device products (any such clinical trial, a “Trial”). The scope and timing of Medpace’s work, the compensation to be paid to Medpace and each party’s responsibility for compliance with applicable regulations under the Services Agreement will be determined on a Trial-by-Trial basis. The Services Agreement may generally be terminated by either party upon sixty days prior notice, depending upon the status of the Trial for which Medpace is performing services at such time.

InspireMD will have exclusive rights to the data produced by any Trial and Medpace will transfer to InspireMD all rights to any intellectual property developed during any Trial or relating to any Trial or to InspireMD’s products or data being used during any Trial. Medpace, however will maintain its ownership of all computer programs, software, applications, proposals and other documentation used by Medpace that were not derived from or developed solely for InspireMD, as well as any alterations and improvements to such systems, software, applications or processes that were developed or made during any Trial, so long as such alterations and improvements were not through the use of any InspireMD data or materials. All data produced by any Trial will be kept confidential by both parties.

Item 1.02 Termination of a Material Definitive Agreement.

On May 31, 2013, InspireMD provided written notice to Harvard Clinical Research Institute, Inc. (“Harvard”) of the termination of the Clinical Trial Services Agreement, dated as of October 4, 2011, between InspireMD and Harvard (the “Clinical Trial Services Agreement”). The termination of the Clinical Trial Services Agreement will be effective as of July 30, 2013. Under the Clinical Trial Services Agreement, Harvard was to conduct a study entitled “MGuard Stent System Clinical Trial in Patients with Acute Myocardial Infarction” on behalf of InspireMD. InspireMD terminated the Clinical Trial Services Agreement and entered into the Services Agreement with Medpace as a result of a re-evaluation of its clinical trial programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: June 4, 2013	By:	/s/ Craig Shore
Name: Craig Shore Title: Chief Financial Officer